UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities exchange act of 1934

Date of Report (Date of earliest event reported):  January 25, 2010

CENVEO, INC.
(Exact Name of Registrant as Specified in Charter)

Colorado	1-12551	84-1250533
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Canterbury Green, 201 Broad Street, Stamford, CT	06901
(Address of Principal Executive Offices)	(Zip Code)

    Registrant's telephone number, including area code:  (203) 595−3000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

[ ]	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

[ ]	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 2.02                      Results of Operations and Financial Condition
Item 7.01                      Regulation FD Disclosure

Commencement of Notes Offering

On January 25, 2010, Cenveo, Inc. (“the Company” or “we”) issued a press release announcing that its wholly-owned subsidiary, Cenveo Corporation, has launched an offering of Senior Second Lien Notes due 2018 pursuant to Rule 144A and Regulation S. The press release has been filed as Exhibit 99.1 to this Form 8-K.

On January 25, 2010, we also issued a press release providing certain fourth quarter and year-end guidance. Based on our preliminary results, we estimate that for the fourth quarter of 2009 we will have net sales of between approximately $445.0 million and $460.0 million as compared with net sales of $517.2 million for the fourth quarter of 2008 and for the full year 2009 we will have net sales of approximately $1.7 billion as compared with net sales of $2.1 billion for the full year 2008. We expect that our Adjusted EBITDA for the fourth quarter of 2009 will be greater than our $56.3 million Adjusted EBITDA for the third quarter of 2009. We further estimate that, as of January 2, 2010, our total outstanding long-term debt, including current maturities, was approximately $1.23 billion.  The press release has been filed as Exhibit 99.2 to this Form 8-K.

In addition, we also provide the following supplemental information.

Amendment to Senior Secured Credit Facility

As previously announced, we have been in the process of seeking an amendment to our Credit Agreement dated as of June 21, 2006, as amended (the “Credit Agreement”), among Cenveo Corporation, the Company, Bank of America, N.A., as Administrative Agent, and the other lenders party thereto that, among other things, would provide flexibility for the incurrence of at least $350 million of senior secured refinancing debt, the proceeds of which would be used to pay down amounts under the Credit Agreement.

On January 25, 2010, we entered into a fourth amendment to the Credit Agreement that will become effective upon the satisfaction of certain conditions that include the closing of the notes offering.  The amendment, among other things, resets the existing financial covenants and adds a new financial covenant providing for a maximum consolidated first lien leverage ratio. Pursuant to the amendment, permitted borrowings under the revolving credit facility under the Credit Agreement will be reduced from $187.5 million to $150.0 million and the proceeds from the notes offering, net of fees and expenses, will be used to pay down at least $300 million of the term loans outstanding and a portion of revolving credit loans then outstanding under our the Credit Agreement.

Certain Last Twelve Month Historical and Adjusted EBITDA Financial Information

	Fiscal Year Ended			Nine Months Ended (unaudited)		Last Twelve Months Ended (unaudited)
	December 30, 2006	December 29, 2007	January 3, 2009	September 27, 2008	October 3, 2009	October 3, 2009(1)
Statement of Operations Data	(dollars in thousands)
Net sales	$1,511,224	$2,046,716	$2,098,694	$1,581,534	$1,257,783	$1,774,943
Cost of sales	1,211,784	1,628,706	1,671,185	1,260,612	1,028,024	1,438,597
Selling, general and administrative	189,476	229,961	242,981	184,821	153,455	211,615

	Fiscal Year Ended			Nine Months Ended (unaudited)		Last Twelve Months Ended (unaudited)
	December 30, 2006	December 29, 2007	January 3, 2009	September 27, 2008	October 3, 2009	October 3, 2009(1)
Statement of Operations Data	(dollars in thousands)
Amortization of intangible assets	5,473	10,413	9,008	6,747	7,258	9,519
Restructuring, impairment and other charges(2)	41,096	40,086	399,066	22,047	49,300	426,319
Operating income (loss)	63,395	137,550	(223,546)	107,307	19,746	(311,107)
(Gain) loss on sale of non-strategic businesses	2,035	(189)	---	---	---	---
Interest expense, net	60,980	91,467	107,321	79,948	79,389	106,762
(Gain) loss on early extinguishment of debt	32,744	9,256	(14,642)	3,871	(16,917)	(35,430)
Other (income) expense, net	(78)	3,131	(637)	429	(2,320)	(3,386)
Income (loss) from continuing operations before income taxes	(32,286)	33,885	(315,588)	23,059	(40,406)	(379,053)
Income tax expense (benefit)	(21,138)	9,900	(18,612)	10,349	(9,946)	(38,907)
Income (loss) from continuing operations	(11,148)	23,985	(296,976)	12,710	(30,460)	(340,146)
Income (loss) from discontinued operations, net of taxes(3)	126,519	16,796	(1,051)	(1,114)	8,970	9,033
Net income (loss)	$115,371	$40,781	$(298,027)	$11,596	$(21,490)	$(331,113)

Other Financial Data
Net cash provided by (used in) continuing:
Operating activities	$14,524	$86,208	$209,848	$149,414	$33,334	$93,768
Investing activities	(59,344)	(653,115)	(82,050)	(70,328)	(16,967)	(28,689)
Financing activities	(165,415)	496,199	(132,516)	(81,149)	(14,457)	(65,824)
Depreciation and amortization	40,693	65,508	74,009	55,515	49,873	68,367
Capital expenditures	19,930	31,538	49,243	37,782	23,519	34,980
Adjusted EBITDA, as defined(4)	158,566	264,413	280,295	205,210	140,907	215,992
Pro Forma Adjusted EBITDA with Nashua and cost savings(4)	---	---	---	---	---	240,192

Balance Sheet Data
Cash and cash equivalents	$10,558	$15,882	$10,444	---	$12,119	---
Total assets	999,892	2,002,722	1,552,114	---	1,601,185	---
Total debt	675,295	1,444,637	1,306,355	---	1,281,647	---
Net debt	664,737	1,428,755	1,295,911	---	1,269,528	---
Total shareholders' equity	58,457	99,326	(220,955)	---	(178,973)	---
(footnotes on next page)

(1)	Represents our statement of operations and cash flows for the nine months ended October 3, 2009 plus the year ended January 3, 2009 less the nine months ended September 27, 2008.
(2)	For the year ended January 3, 2009, amount includes $372.8 million pre-tax goodwill impairment charges.
(3)
For the year ended December 30, 2006, amount includes a $113.5 million gain on a disposal of discontinued operations, net of taxes of $22.5 million. For the year ended December 29, 2007, amount includes $17.0 million gain on a disposal of discontinued operations, net of taxes of $8.4 million.

(4)
EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, excluding integration, acquisition and other charges, restructuring, impairment and other charges, gain (loss) on early extinguishment of debt, stock-based compensation provision, gain (loss) on sale of non-strategic businesses, divested or held for sale operations, and income (loss) from discontinued operations, net of taxes.

We believe the use of EBITDA and Adjusted EBITDA along with GAAP financial measures enhances the understanding of our operating results and may be useful to investors in comparing our operating performance with that of our competitors and estimating our enterprise value.  Adjusted EBITDA is also a useful tool in evaluating the core operating results of the Company given the significant variation that can result from, for example, the timing of capital expenditures, the amount of intangible assets recorded or the differences in assets’ lives.  We also use Adjusted EBITDA internally to evaluate the operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities.  EBITDA and Adjusted EBITDA as used here may not be comparable to similarly titled measures reported by competitors.  Adjusted EBITDA is a material component of the financial covenants that are imposed on us by our senior secured credit facilities. Under our senior secured credit facilities, we are subject to financial covenant ratios that will be calculated by reference to Adjusted EBITDA. Non-compliance with the financial covenants contained in our senior secured credit facilities could result in a default, an acceleration in the repayment of amount outstanding, and a termination of the lending commitments under our senior secured credit facilities. Any acceleration in the repayment of amounts outstanding under our senior secured credit facilities would result in a default under the indenture governing the notes. For a description of required financial covenant levels and actual ratio calculations based on Adjusted EBITDA see ‘‘Management’s Discussion and Analysis of Financial Conditions and Results of Operations’’ and ‘‘Description of Other Indebtedness.’’

Pro Forma Adjusted EBITDA includes full year effects of Nashua Corporation, including anticipated synergies, which was acquired by us on September 15, 2009, and our cost-savings actions taken in our fiscal year 2009.

Cost Savings

In the first quarter of 2009, the Company developed and implemented its 2009 cost savings and restructuring plan to reduce its operating costs and realign its manufacturing platform in order to compete effectively during the current economic downturn. In connection with the 2009 plan, the Company implemented cost savings initiatives throughout its operations and during the first nine months of 2009 closed three envelope plants, one journal printing plant, one content facility, one commercial printing plant and a forms plant and consolidated them into existing operations while continuing the consolidation of certain back office functions into specific centralized locations. As a result of these 2009 actions, the Company, through October 3, 2009, reduced its headcount by approximately 1,400. The Company anticipates being substantially complete with the implementation of these cost savings initiatives in the fourth quarter of 2009. In total, the Company took actions that resulted in approximately $131.0 million cost savings in 2008 and through October 3, 2009 that have aided us in weathering the recession and positioning us better for the future. We expect further initiatives to improve our profitability including additional cost-savings in connection with completed acquisitions and any future acquisitions. We continue to implement cost-savings initiatives that will improve the profitability of our ongoing operations. We continue to evaluate the sale or closure of facilities that do not meet our strategic goals or performance targets.

Reconciliation of Net Income to Adjusted EBITDA and Pro Forma Adjusted EBITDA

	Fiscal Year Ended (unaudited)			Nine Months Ended (unaudited)		Last Twelve Months Ended (unaudited)
	December 30, 2006	December 29, 2007	January 3, 2009	September 27, 2008	October 3, 2009	October 3, 2009
	(dollars in thousands)
Net income to Adjusted EBITDA Reconciliation
Net income (loss)	$115,371	$40,781	$(298,027)	$11,596	$(21,490)	$(331,113)
Interest expense, net	60,980	91,467	107,321	79,948	79,389	106,762
Income tax (benefit) expense	(21,138)	9,900	(18,612)	10,349	(9,946)	(38,907)
Depreciation	35,220	55,095	65,001	48,768	42,615	58,848
Amortization	5,473	10,413	9,008	6,747	7,258	9,519
Integration, acquisition and other charges	6,245	14,120	11,989	7,830	8,851	13,010
Stock-based compensation provision	5,954	10,280	18,140	12,940	10,817	16,017
Restructuring, impairment and other charges	41,096	40,086	399,066	22,047	49,300	426,319
(Gain) loss on early extinguishment of debt	32,744	9,256	(14,642)	3,871	(16,917)	(35,430)
(Income) loss from discontinued operations, net of taxes	(126,519)	(16,796)	1,051	1,114	(8,970)	(9,033)
(Gain) loss on sale of non-strategic businesses	2,035	(189)	---	---	---	---
Divested operations	1,105	---	---	---	---	---
Adjusted EBITDA, as defined	$158,566	$264,413	$280,295	$205,210	$140,907	$215,992
Nashua and cost savings(a)						24,200
Pro Forma Adjusted EBITDA with Nashua and cost savings						$240,192

(a)
Reflects full year EBITDA, including anticipated synergies, for the Nashua Corporation acquisition that was completed on September 15, 2009.  We may not successfully integrate Nashua Corporation due to uncertainties inherent in combining businesses, the competitiveness of our industry, and other risk factors. There can be no assurance that we will be able to realize fully the synergies and cost savings that we currently expect as a result of the Nashua acquisition or that such synergies will be realized when currently anticipated. In addition, this amount includes estimated remaining annual cost-savings as a result of cost-savings actions taken by us throughout our fiscal year 2009, which are primarily attributable to: (i) headcount reductions; (ii) facility closures; (iii) general and administrative functions, consolidation and centralization; (iv) information technology infrastructure streamlining; and (v) discretionary spending elimination.  There can be no assurance that these cost savings will be realized when currently anticipated or that, if realized, these cost-savings will not be offset by losses in our revenues or other reductions to our earnings.

Business Risks Update

Our substantial level of indebtedness could impair our financial condition and prevent us from fulfilling our business obligations.

We currently have a substantial amount of debt, which requires significant principal and interest payments. After giving effect to the offering, at October 3, 2009, our total indebtedness would have been approximately $1.3 billion.  Our level of indebtedness could affect our future operations, for example by:
requiring a substantial portion of our cash flow from operations to be dedicated to the payment of principal and interest on indebtedness instead of funding working capital, capital expenditures, acquisitions and other business purposes; making it more difficult for us to satisfy all of our debt obligations, thereby increasing the risk of triggering a cross-default provision; increasing our vulnerability to economic downturns or other adverse developments relative to less leveraged competitors; limiting our ability to obtain additional financing for working capital, capital expenditures, acquisitions or other corporate purposes in the future; and increasing our cost of borrowing to satisfy business needs.

We may be unable to service or refinance our debt.

Our ability to make scheduled payments on, or to reduce or refinance, our indebtedness will depend on our future financial and operating performance.  Our future performance will be affected by the impact of general economic, financial, competitive and other factors beyond our control, including the availability of financing in the banking and capital markets. We cannot be certain that our business will generate sufficient cash flow from operations in an amount necessary to service our debt.  If we are unable to meet our debt obligations or to fund our other liquidity needs, we will need to restructure or refinance all or a portion of our debt to avoid defaulting on our debt obligations or to meet other business needs. A refinancing of any of our indebtedness could be at higher interest rates, could require us to comply with more onerous covenants that further restrict our business operations, could be restricted by another of our debt instruments outstanding, or refinancing opportunities may not be available at all.

The terms of our indebtedness impose significant restrictions on our operating and financial flexibility.

Our senior subordinated and senior note indentures along with our credit facility agreement contain various covenants that limit our ability to, among other things: incur or guarantee additional indebtedness; make restricted payments, including dividends and prepaying indebtedness; create or permit certain liens;
enter into business combinations and asset sale transactions; make investments, including capital expenditures; amend organizational documents and change accounting methods; enter into transactions with affiliates; and enter into new businesses. These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise.  Our recently amended credit facility also contains a schedule of financial covenants that we must comply with.  Our ability to meet these financial ratios may be affected by events beyond our control, such as further deterioration in general economic conditions. Our failure to maintain applicable financial ratios, in certain circumstances, or effective internal controls would prevent us from borrowing additional amounts, and could result in a default under our credit facility.  A default could cause the indebtedness outstanding under the facility and, by reason of cross-acceleration or cross-default provisions, the senior subordinated and senior notes and any other indebtedness we may then have, to become immediately due and payable.  If we are unable to repay those amounts, the lenders under our credit facility could initiate a bankruptcy proceeding or liquidation proceeding, or proceed against the collateral granted to them which secures that indebtedness. If the lenders under our credit facility agreement were to accelerate the repayment of outstanding borrowings, we might not have sufficient assets to repay our indebtedness.

There are additional borrowings available to us that could further exacerbate our risk exposure from debt.

Despite current indebtedness levels, we may incur substantial additional indebtedness in the future.  Our credit facility agreement, senior subordinated and senior notes indentures and our other debt instruments limit, but do not prohibit, us from doing so.  If we incur additional debt above our current outstanding levels, the risks associated with our substantial leverage would increase.

To the extent that we make select acquisitions, we may not be able to successfully integrate the acquired businesses into our business.

In the past, we have grown rapidly through acquisitions. We intend to continue to pursue select acquisition opportunities within the printing industry.  To the extent that we seek to pursue additional acquisitions, we cannot be certain that target businesses will be available on favorable terms or that, if we are able to acquire businesses on favorable terms, we will be able to successfully integrate or profitably manage them.  Successfully integrating an acquisition involves minimizing disruptions and efficiently managing substantial changes, some of which may be beyond our control.  An acquisition always carries the risk that, such changes, including to facility and equipment location, management and employee base, policies, philosophies and procedures, could have unanticipated effects, could require more resources than intended and could cause customers to temporarily or permanently seek alternate suppliers. A failure to realize acquisition synergies and savings could negatively impact the results of both our acquired and existing operations.

A decline in our consolidated expected profitability or profitability within one of our individual reporting units could result in the impairment of assets, including goodwill, other long-lived assets and deferred tax assets.

We have material amounts of goodwill, other long-lived assets and deferred tax assets on our consolidated balance sheet.  A decline in expected profitability, particularly the impact of a continued decline in the U.S. and global economies, could call into question the recoverability of our related goodwill, other long-lived assets, or deferred tax assets and require us to write down or write-off these assets or, in the case of deferred tax assets, recognize a valuation allowance through a charge to income tax expense.

Our industry is highly competitive.

The printing industry in which we compete is extremely fragmented and highly competitive.  In the commercial printing market, we compete against a few large, diversified and financially stronger printing companies, as well as smaller regional and local commercial printers, many of which are capable of competing with us on volume, price and production quality.  In the envelope market, we compete primarily with a few multi-plant and many single-plant companies servicing regional and local markets. In the printed office products market, we compete primarily with document printers with nationwide manufacturing locations and regional or local printers. We believe there currently is excess capacity in the printing industry, which has resulted in substantial price competition that may continue as customers put product work out for competitive bid.  We are constantly seeking ways to reduce our costs, become more efficient and attract customers. We cannot, however, be certain that these efforts will be successful, or that our competitors will not be more successful in their similar efforts. If we fail to reduce costs and increase productivity, or to meet customer demand for new value-added products, services or technologies, we may face decreased revenues and profit margins in markets where we encounter price competition, which in turn could reduce our cash flow and profitability.

The printing business we compete in generally does not have long-term customer agreements, and our printing operations may be subject to quarterly and cyclical fluctuations.

The printing industry in which we compete is generally characterized by individual orders from customers or short-term contracts. A significant portion of our customers are not contractually obligated to purchase products or services from us. Most customer orders are for specific printing jobs, and repeat business largely depends on our customers’ satisfaction with our work product.  Although our business does not depend on any one customer or group of customers, we cannot be sure that any particular customer will continue to do business with us for any period of time.  In addition, the timing of particular jobs or types of jobs at particular times of year may cause significant fluctuations in the operating results of our various printing operations in any given quarter.  We depend to some extent on sales to certain industries, such as the financial services, advertising, pharmaceutical, automotive and office products industries. To the extent these industries experience downturns; the results of our operations may be adversely affected.

Factors affecting the U.S. Postal Service can impact demand for our products.

Historically, increases in postal rates have resulted in reductions in the volume of mail sent, including direct mail, which is a meaningful portion of our envelope volume.  The U.S. Postal Service enacted such increases in May 2007, 2008, and 2009.  As postal rate increases in the U.S. are outside our control, we can provide no assurance that any future increases in U.S. postal rates will not have a negative effect on the level of mail sent or the volume of envelopes purchased.  If such events were to occur, we may experience a decrease in revenues and profitability.

The U.S. Postal Service has also indicated the potential need to reduce delivery days from six to five.  We can provide no assurance that such a change would not impact our customers’ decisions to use direct mail products, which may in turn cause a decrease in our revenues and profitability.
Factors other than postal rates that affect the volume of mail sent through the U.S. postal system may also negatively affect our business. Congress enacted a federal ‘‘Do Not Call’’ registry in response to consumer backlash against telemarketers and is contemplating enacting so-called ‘‘anti-spam’’ legislation in response to consumer complaints about unsolicited e-mail advertisements. If similar legislation becomes enacted for direct mail advertisers, our business could be adversely affected.

The availability of the internet and other electronic media may adversely affect our business.

Our business is highly dependent upon the demand for envelopes sent through the mail.  Such demand comes from utility companies, banks and other financial institutions, among other companies. Our printing business also depends upon demand for printed advertising and business forms, among other products. Consumers increasingly use the internet and other electronic media to purchase goods and services, and for other purposes such as paying utility and credit card bills. Advertisers use the internet and other electronic media for targeted campaigns directed at specific electronic user groups. Large and small businesses use electronic media to conduct business, send invoices and collect bills. In addition, companies have begun to deliver annual reports electronically rather than in printed form, which could reduce demand for our high impact color printing.  Although other trends, such as the current growth of targeted direct mail campaigns based upon mailing lists generated by electronic purchases, may offset these declines in whole or in part, we cannot be certain that the acceleration of the trend towards electronic media will not cause a decrease in the demand for our products. If demand for our products decreases, our cash flow or profitability could materially decrease.

Increases in paper costs and any decreases in the availability of paper could have a material adverse effect on our business.

Paper costs represent a significant portion of our cost of materials. Changes in paper pricing generally do not affect the operating margins of our commercial printing business because the transactional nature of the business allows us to pass on most announced increases in paper price.  However, our ability to pass on increases in paper price is dependent upon the competitive environment at any given time.  Paper pricing also affects the operating margins of our envelopes, forms and labels business. We have historically been less successful in immediately passing on such price increases in this business due to several factors, including contractual restrictions in certain cases, and the inability to quickly update catalog prices in other instances. Moreover, rising paper costs and their consequent impact on our pricing could lead to a decrease in demand for our products. We depend on the availability of paper in manufacturing most of our products. During periods of tight paper supply, many paper producers allocate shipments of paper based on the historical purchase levels of customers. In the past, we have occasionally experienced minor delays in delivery.  Any future delay in availability could negatively impact our cash flow and profitability.

We depend on good labor relations.

We believe approximately 15% of our employees are members of various local labor unions. If our unionized employees were to engage in a concerted strike or other work stoppage, or if other employees were to become unionized, we could experience a disruption of operations, higher labor costs or both.  A lengthy strike could result in a material decrease in our cash flow or profitability.

Environmental laws may affect our business.

Our operations are subject to federal, state, local and foreign environmental laws and regulations, including those relating to air emissions, wastewater discharge, waste generation, handling, management and disposal, and remediation of contaminated sites. Currently unknown environmental conditions or matters at our existing and prior facilities, new laws and regulations, or stricter interpretations of existing laws and regulations could result in increased compliance or remediation costs that, if substantial, could have a material adverse effect on our business or operations in the future.

We are dependent on key management personnel.

Our success will depend to a significant degree on our executive officers and other key management personnel.  We cannot be certain that we will be able to retain our executive officers and key personnel, or attract additional qualified management in the future.  In addition, the success of any acquisitions we may pursue may depend, in part, on our ability to retain management personnel of the acquired companies. We do not carry key person insurance on any of our managerial personnel.

The recent U.S. and global economic conditions have adversely affected us and could continue to do so.

The current U.S. and global economic conditions have affected and, most likely, will continue to affect our results of operations and financial position.  A significant part of our business relies on our customers’ printing spend.  A prolonged downturn in the U.S. and global economy and an uncertain economic outlook has reduced the demand for printed materials and related offerings that we provide our customers. Consequently, the reductions and delays in our customers’ spending have adversely impacted and could continue to adversely impact our results of operations, financial position and cash flows, and the continuing impact could be material.  We believe the current economic downturn will result in decreased net sales, operating income and earnings while also impacting our ability to manage our inventory and customer receivables. The downturn may also result in increased restructuring and related charges, impairments relating to goodwill, intangible assets and other long-lived assets, and write-offs associated with inventories or customer receivables. These uncertainties about future economic conditions in a very challenging environment also make it difficult for us to forecast our operating results and make timely decisions about future investments.

The SEC has made informal requests for information from us and we cannot predict whether the SEC will commence a formal investigation or take any other action.

As previously disclosed by us, during the fourth quarter of 2007, senior management became aware of unsupported accounting entries that were recorded by a plant controller who had responsibility for two of our envelope plants. As a result, our audit committee initiated an internal review conducted by outside counsel under the direction of the audit committee.  The review concluded that the accounting irregularities were isolated to those two envelope plants. As a result, we recorded adjustments to restate our historical consolidated financial statements for the year ended December 31, 2006 and interim periods in 2007, which decreased operating income in 2006 by approximately $2.3 million and approximately $4.4 million in the first nine months of 2007.  In connection with these restatements and management’s evaluation of internal control over financial reporting for 2007, we identified several internal control matters that we believe were remediated.  In connection with an informal inquiry, commencing in September 2008, we briefed the staff of the SEC regarding the facts surrounding our restatements and other matters.  We cannot be sure of the scope of or predict whether the SEC will take any action in connection with its informal inquiry, and regardless of whether it ultimately leads to a formal SEC investigation or action against us or any current or former employees, our business (including our ability to complete financing transactions) or the trading price of our securities may be adversely impacted.

Information Note

The information in this Form 8-K will not be treated as filed for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. This information will not be incorporated by reference into a filing under the Securities Act of 1933, or into another filing under the Exchange Act of 1934, unless that filing expressly refers to specific information in this report.  The furnishing of the information in this Form 8-K is not intended to and does not constitute a representation that such furnishing is required by Regulation FD or that the information in this Form 8-K is material investor information that is not otherwise publicly available.

Item 9.01       Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit
Number          Description

99.1	Press Release of Cenveo, Inc. dated January 25, 2010
99.2	Press Release of Cenveo, Inc. dated January 25, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 25, 2010

CENVEO, INC.

By:	/s/ Mark S. Hiltwein
Mark S. Hiltwein
Chief Financial Officer